Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.00001 per share. The following is a general description of the terms and provisions of our capital stock and related provisions of our certificate of incorporation and our bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The following description is only a summary of the material provisions of our capital stock, certificate of incorporation and bylaws and does not purport to be complete and is subject and qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law, or the DCGL, our certificate of incorporation and our bylaws. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the DGCL for additional information.
General
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.00001 per share.
Common Stock
Dividend rights
We will be permitted to pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by the DGCL. The holders of our common stock are entitled to receive and share equally in these dividends as they may be declared by our board of directors out of funds legally available for such purpose. We do not currently expect to pay dividends on our common stock.
Voting rights
Our common stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of our common stock is entitled to cast one vote in person or by proxy on such matters. Holders of our common stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present.
Liquidation rights
Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.
Preemptive rights
Holders of our common stock are not entitled to any preemptive rights to subscribe for additional shares of our common stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.
Other Rights or Preferences
Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights, other than redemption provisions related to compliance with gaming laws.
Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
39337.00400
Limitation of liability and indemnification matters
We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each officer and director for losses arising from claims or charges made against them while acting in their capacities as our officer or director.
To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
National market listing
Our common stock is listed on the NASDAQ Stock Market under the symbol “CZR.”
39337.00400